UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

MTM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MTM TECHNOLOGIES, INC.
1200 High Ridge Road
Stamford, Connecticut 06905

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on December 14, 2006

To the Shareholders of MTM Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of MTM Technologies, Inc. (the “Company”) will be held on December 14, 2006 at The Stamford Marriott Hotel and Spa, located at 2 Stamford Forum, Stamford, CT 06901, commencing at 9:00 a.m. (local time) for the following purposes:

1.
To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of shareholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To approve the exercise of our Series A-5 Warrants to purchase up to 450,000 shares of our common stock at $4.06 per share; and

3.
To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof. The Board of Directors is not presently aware of any such matters.

Only shareholders of record as of the close of business on October 26, 2006 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any shareholder.

The foregoing matters are more fully described in the Proxy Statement accompanying this Notice, to which your attention is directed.

By Order of the Board of Directors,

John F. Kohler
Corporate Secretary

Stamford, Connecticut
[●], 2006

Each shareholder is urged to complete, date, sign and return the accompanying proxy card to assure that the shareholder’s vote will be counted.

MTM TECHNOLOGIES, INC.
1200 High Ridge Road
Stamford, Connecticut 06905

PROXY STATEMENT

Introductory Comment

Throughout this Proxy Statement, the terms “we,” “us,” “our”, “our company” and “the Company”, refer to MTM Technologies, Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis; and “you” and “your” refers to the individual shareholders of our company.

“Pequot Fund” refers to Pequot Private Equity Fund III, LLP; “Pequot Partners” refers to Pequot Offshore Private Equity Partners III, L.P.; and “Pequot” refers to Pequot Fund and Pequot Partners, collectively; “Constellation Venture” refers to Constellation Venture Capital II, L.P., “Constellation Offshore” refers to Constellation Venture Capital Offshore II, L.P., “BSC” refers to The BSC Employee Fund VI, L.P., “CVC” refers to CVC Partners II, LLC, and “Constellation” refers to Constellation Venture, Constellation Offshore, BSC and CVC, collectively.

INFORMATION ABOUT THE ANNUAL MEETING

Location of the Annual Meeting and Shareholders Entitled to Vote

The 2006 Annual Meeting of Shareholders of the Company will be held at The Stamford Marriott Hotel and Spa, located at 2 Stamford Forum, Stamford, CT 06901, on December 14, 2006, commencing at 9:00 a.m. (local time). All of our shareholders of record as of the close of business on October 26, 2006, are entitled to attend and vote at the Annual Meeting.

Information About This Proxy Statement

We sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. We began mailing these proxy materials on or about [●], 2006 to all shareholders of record as of the close of business on October 26, 2006. In addition to soliciting by mail, our directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. We also will pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for forwarding proxy materials to beneficial owners and obtaining their voting instructions.

Information About Voting

You can vote on matters coming before the Annual Meeting by proxy or in person. You may vote for all, some or none of the director nominees.

If you choose to vote by proxy, you can do so by signing, dating and returning the enclosed Proxy Card. If you do this, the individuals named on the Proxy Card will be your proxies and they will vote your shares in the manner you indicate. If you do not indicate instructions on the Proxy Card but sign, date and return it, the proxies will vote your shares FOR Proposals 1 and 2 and according to the recommendations of the Company’s Board of Directors on any other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Our Board of Directors anticipates that all of the nominees listed in this Proxy Statement will be available for election and does not know of any other matters that may be brought before the Annual Meeting. If any other matters should come before the Annual Meeting or any of the nominees for the Board of Directors is not available for election, the proxies will have discretionary authority to vote in accordance with their best judgment on such matters unless the Proxy Card is marked to the contrary.

You may attend the Annual Meeting and cast your votes directly at the Annual Meeting. You may do this even if you have signed and returned the enclosed Proxy Card, provided that you revoke the proxy. You may revoke the proxy at any time before it is voted by:

•	sending a written notice of revocation addressed to our General Counsel John F. Kohler, at our corporate offices, 1200 High Ridge Road, Stamford, Connecticut 06905,

•	delivering a later dated proxy, or

•	voting in person at the Annual Meeting.

If you want to vote at the Annual Meeting, but your shares are held in the name of a broker or other nominee, you should obtain a proxy from your broker or nominee naming you as its proxy in order to vote your shares.

Information About Votes Necessary for Action to be Taken

Our Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, and our Series A-5 Preferred Stock (collectively referred to as the “Series A Preferred Stock”) and common stock are the only classes of our voting securities presently outstanding.

The Series A Preferred Stock votes on an “as converted” basis, such that each share of Series A Preferred Stock is entitled to that number of votes as equals the number of shares of common stock that the holder of such share of Series A Preferred Stock would receive upon conversion of the share of Series A Preferred Stock, but such number of votes shall not exceed such number of shares of common stock which would be received based on a conversion price of $1.45 per preferred share (in the case of Series A-1, A-2 and A-3 shares) or $3.25 per preferred share (in the case of Series A-4 and A-5 shares).

We had [●] shares of Series A Preferred Stock and [●] shares of our common stock outstanding as of the record date for the Annual Meeting. For voting purposes, the [●]

shares of Series A Preferred Stock would “convert” into an equal number of shares of common stock. Each share of Series A Preferred Stock as so “converted”, together with our common stock, is hereinafter collectively referred to as our “Voting Stock.” Each share of Voting Stock is entitled to one vote at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of holders of at least a majority of our Voting Stock that is outstanding as of the close of business on the record date is necessary to have a quorum which allows us to conduct business at the Annual Meeting.

The election of directors is by a plurality of votes cast. Since the shareholders will be entitled to vote for up to seven individuals for election to our Board of Directors, the seven candidates with the most votes will be the individuals elected at the Annual Meeting to our Board of Directors.

Proxies marked “abstain” with respect to proposals and proxies marked to deny discretionary authority on all other matters will only be counted for the purpose of determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Our Voting Stock are the only classes of voting securities presently outstanding.

The following table sets forth as of the date of this Proxy Statement the beneficial ownership of the following persons:

•	each person known by us to beneficially own 5% or more of our Series A Preferred Stock and/or our common stock, based on filings with the SEC and certain other information;

•	each of our “named executive officers” and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. In addition, under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Our “named executive officers,” in accordance with SEC rules, are those executive officers who are required to be listed pursuant to Item 402(a)(3) of Regulation S-K. Except as otherwise indicated in the notes to the Beneficial Ownership Table, we believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and the address for each beneficial owner listed in the table, except where otherwise noted, is MTM Technologies, Inc., 1200 High Ridge Road, Stamford, Connecticut 06905.

	Series A Preferred Stock			Common Stock
Name of Shareholder	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Pequot Capital Management, Inc.(1)	14,894,960	(2)	74.38%	17,179,576	(3)	59.43%
Gerald A. Poch (4)	14,894,960	(5)	74.38%	17,214,576	(6)	59.55%
Constellation Group(7)	5,129,872	(8)	25.62%	6,052,949	(9)	34.04%
Clifford Rucker(10)	0		0.00%	2,355,000		20.00%
Mark Stellini	0		0.00%	599,840		5.11%
Howard A. Pavony	0		0.00%	895,656	(11)	7.57%
Steven H. Rothman	0		0.00%	895,303	(12)	7.56%
Arnold Wasserman	0		0.00%	130,750	(13)	1.10%
William Lerner	0		0.00%	97,250	(14)	0.82%
Alvin E. Nashman	0		0.00%	97,250	(15)	0.82%
Francis J. Alfano	0		0.00%	258,333	(16)	2.16%
Steven Stringer	0		0.00%	137,216	(17)	1.16%
J.W. (Jay) Braukman	0		0.00%	0	(18)	0.00%
John F. Kohler	0		0.00%	46,750	(19)	0.40%
Richard R. Heitzmann(20)	0	(21)	0.00%	0	(22)	0.00%
Thomas Wasserman(23)	0	(24)	0.00%	0	(25)	0.00%
All directors and executive officers as a group (11 persons)	14,894,960	(26)	74.38%	18,877,428	(27)	63.50%

(1)
According to a Schedule 13D/A filed with the SEC on December 16, 2005, Pequot Capital Management, Inc. is the investment advisor/manager for both the Pequot Fund and Pequot Partners and exercises sole investment discretion over the Pequot Fund and Pequot Partners. The address for Pequot Capital Management, Inc., as well as the Pequot Fund and Pequot Partners is 500 Nyala Farm Road, Westport, Connecticut 06880.

(2)
Represents (a) 2,853,555 shares of Series A-1 Preferred Stock owned of record by the Pequot Fund, (b) 402,259 shares of Series A-1 Preferred Stock owned of record by Pequot Partners, (c) 1,752,898 shares of Series A-2 Preferred Stock owned of record by the Pequot Fund, (d) 247,102 shares of Series A-2 Preferred Stock owned of record by Pequot Partners, (e) 1,685,479 shares of Series A-3 Preferred Stock owned of record by Pequot Fund, (f) 237,598 shares of Series A-3 Preferred Stock owned of record by Pequot Partners, (g) 4,470,490 shares of Series A-4 Preferred Stock owned of record by Pequot Fund, (h) 630,194 shares of Series A-4 Preferred Stock owned of record by Pequot Partners, (i) 2,292,252 shares of Series A-5 Preferred Stock owned of record by Pequot Fund, and (j) 323,133 shares of Series A-5 Preferred Stock owned of record by Pequot Partners. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock commenced on May 21, 2006.

(3)
Represents (a) the maximum 14,894,960 shares of our common stock issuable upon conversion of all of the Series A Preferred Stock currently owned of record by Pequot Fund and Pequot Partners, as discussed in note (2) to this Beneficial Ownership Table, which shares are convertible within the 60 days following the date of the Beneficial Ownership Table, (b) 2,002,350 shares of our common stock issuable upon exercise of warrants held of record by the Pequot Fund, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table, (c) 282,266 shares of our common stock issuable upon exercise of warrants held of record by Pequot Partners, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants which the Pequot Fund and Pequot Partners own of record are subject to anti-dilution adjustment. Does not include (x) any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred

Stock for the period between May 21, 2006 and May 20, 2008 or (y) 335,242 warrants held by Pequot Fund or 47,258 warrants held by Pequot Partners and in each case acquired in connection with our Series A-5 Preferred Stock as such warrants are not exercisable until approved by our shareholders. Accrual of dividends on the Series A Preferred Stock commenced May 21, 2006.

(4)	The address for Mr. Poch is c/o Pequot Capital Management, Inc., 500 Nyala Farm Road, Westport, Connecticut 06880.

(5)
Includes the shares of Series A Preferred Stock beneficially owned by Pequot Capital Management, Inc. (see note (2) to this Beneficial Ownership Table), of which Mr. Poch is a Managing Director. Mr. Poch disclaims beneficial ownership to the Series A Preferred Stock beneficially owned by Pequot Capital Management, Inc., except to the extent of his pecuniary interest therein.

(6)
Represents 35,000 shares of our common stock held by Mr. Poch in his personal account plus the 17,179,576 shares of our common stock beneficially owned by Pequot Capital Management, Inc. (see note (3) to this Beneficial Ownership Table), of which Mr. Poch is a Managing Director. Mr. Poch disclaims beneficial ownership to our common stock beneficially owned by Pequot Capital Management, Inc., except to the extent of his pecuniary interest therein.

(7)
The Constellation Group consists of (i) Constellation Venture, Constellation Offshore, BSC and CVC. (collectively, “Constellation”) (ii) Constellation Ventures Management II, LLC, which is the sole general partner of Constellation Venture, the sole general partner of Constellation Offshore and the sole managing general partner of BSC, (iii) Bear Stearns Asset Management Inc., which is the managing member of CVC and the investment adviser to each Constellation fund, (iv) Clifford Friedman, who is a member of Constellation Ventures Management II, LLC and a senior managing director of Bear Stearns Asset Management Inc., and (v) Bear Stearns Companies Inc., which is the sole managing member of Constellation Ventures Management II, LLC and the parent corporation of Bear Stearns Asset Management Inc. Constellation Ventures Management II, LLC, Bear Stearns Asset Management Inc. and Mr. Friedman share investment and voting control of shares beneficially owned by Constellation Venture, Constellation Offshore and BSC. Bear Stearns Asset Management Inc. exercises sole investment and voting control of the shares beneficially owned by CVC. The address for each entity and person in the Constellation Group is 383 Madison Avenue, New York, New York 10179.

(8)
Represents (a) 960,068 shares of Series A-3 Preferred Stock owned of record by Constellation Venture, (b) 510,903 shares of Series A-3 Preferred Stock owned of record by Constellation Offshore, (c) 428,131 shares of Series A-3 Preferred Stock owned of record by BSC, (d) 23,975 shares of Series A-3 Preferred Stock owned of record by CVC, (e) 1,370,530 shares of Series A-4 Preferred Stock owned of record by Constellation Venture, (f) 729,332 shares of Series A-4 Preferred Stock owned of record by Constellation Offshore, (g) 611,170 shares of Series A-4 Preferred Stock owned of record by BSC, (h) 34,225 shares of Series A-4 Preferred Stock owned of record by CVC, (i) 230,416 shares of Series A-5 Preferred Stock owned of record by Constellation Venture (j) 122,617 shares of Series A-5 Preferred Stock owned of record by Constellation Offshore, (k) 102,751 shares of Series A-5 Preferred Stock owned of record by BSC, and (l) 5,754 shares of Series A-3 Preferred Stock owned of record by CVC. Does not include any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008. Accrual of dividends on the Series A Preferred Stock commenced May 21, 2006.

(9)
Represents (a) the maximum 5,129,872 shares of our common stock issuable upon conversion of all of the Series A Preferred Stock currently owned of record by the Constellation Group, as discussed in note (8) to this Beneficial Ownership Table, which shares are convertible within the 60 days following the date of the Beneficial Ownership Table, (b) 460,833 shares of our common stock issuable upon exercise of warrants held of record by Constellation Venture, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table, (c) 245,234 shares of our common stock issuable upon exercise of warrants held of record by Constellation Offshore, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table, (d) 205,502 shares of our common stock issuable upon exercise of warrants held of record by BSC, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table, and (e) 11,508 shares of our common stock issuable upon exercise of warrants held of record by CVC, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table. The numbers of shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants which the Constellation Group owns of record are subject to anti-dilution adjustment. Does not include (x) any shares of Series A Preferred Stock that we may issue in lieu of cash dividends on the Series A Preferred Stock for the period between May 21, 2006 and May 20, 2008 or (y) 33,698 warrants held by Constellation Venture, 17,933 warrants held by Constellation Offshore, 15,027 warrants held by BSC or 842 warrants held by CVC and in each case acquired in connection with out Series A-5 Preferred Stock as such warrants are not exercisable until approved by our shareholders. Accrual of dividends on the Series A Preferred Stock commenced May 21, 2006.

(10)	The address for Mr. Rucker is 5 Bridle Spur Road, Danvers, MA 01923.

(11)	Includes 105,200 shares of our common stock issuable upon exercise of options granted to Mr. Pavony, which are exercisable within the 60 days following the date of this Beneficial Ownership Table.

(12)
Includes 107,200 shares of our common stock issuable upon exercise of options granted to Mr. Rothman, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table. Does not include 6,000 shares of our common stock issuable upon exercise of options, which shares are not exercisable within the 60 days following the date of this Beneficial Ownership table nor does it include 2,000 restricted share units which do not vest within the 60 days following the date of this Beneficial Ownership table, or 1,125 shares of our common stock held by Mr. Rothman’s spouse.

(13)	Includes 108,000 shares of our common stock issuable upon exercise of options granted to Mr. Wasserman, which are exercisable within the 60 days following the date of this Beneficial Ownership Table.

(14)	Includes 85,500 shares of our common stock issuable upon exercise of options granted to Mr. Lerner, which are exercisable within the 60 days following the date of this Beneficial Ownership Table.

(15)	Includes 85,500 shares of our common stock issuable upon exercise of options granted to Dr. Nashman, which are exercisable within the 60 days following the date of this Beneficial Ownership Table.

(16)
Includes 249,333 shares of our common stock issuable upon exercise of options granted to Mr. Alfano, which are exercisable within the 60 days following the date of this Beneficial Ownership Table. Does not include 414,667 shares of our common stock issuable upon exercise of options, which are not exercisable within the 60 days following the date of this Beneficial Ownership Table nor does it include 8,000 restricted stock units which do not vest within the 60 days following the date of this Beneficial Ownership table.

(17)
Represents 137,216 shares of our common stock issuable upon exercise of options granted to Mr. Stringer, which are exercisable within 60 days following the date of this Beneficial Ownership Table. Does not include 231,984 shares of our common stock issuable upon exercise of options, which are not exercisable within the 60 days following the date of this Beneficial Ownership Table nor does it include 65,900 restricted stock units which do not vest within the 60 days following the date of the Beneficial Ownership table.

(18)
Does not include 250,000 shares of our common stock issuable upon exercise of options granted to Mr. Braukman, which are not exercisable within 60 days following the date of the Beneficial Ownership Table nor does it include 35,000 units which do not vest with 60 days following the date of the Benefit Ownership Table.

(19)
Represents 46,750 shares of our common stock issuable upon exercise of options granted to Mr. Kohler, which shares are exercisable within the 60 days following the date of this Beneficial Ownership Table. Does not include 40,250 shares of our common stock issuable upon exercise of options, which shares are not exercisable within the 60 days following the date of this Beneficial Ownership Table nor does it include the 1,500 restricted stock units which do not vest within the 60 days following the date of this Beneficial Ownership Table.

(20)	The address for Mr. Heitzmann is c/o Pequot Capital Management, Inc., 500 Nyala Farm Road, Westport, Connecticut 06880.

(21)
Does not include the shares of Series A Preferred Stock beneficially owned by Pequot Capital Management, Inc. (see note (2) to this Beneficial Ownership Table), of which Mr. Heitzmann is a Senior Vice President. Mr. Heitzmann does not have voting power nor investment power with respect to the Series A Preferred Stock beneficially owned by Pequot Capital Management, Inc.

(22)
Does not include the shares of our common stock beneficially owned by Pequot Capital Management, Inc. (see note (3) to this Beneficial Ownership Table), of which Mr. Heitzmann is a Senior Vice President. Mr. Heitzmann does not have voting power nor investment power with respect to our common stock beneficially owned by Pequot Capital Management, Inc.

(23)	The address for Mr. Wasserman is c/o Bear Stearns Asset Management Inc., 383 Madison Avenue, New York, New York 10179.

(24)
Does not include the shares of our Series A Preferred Stock beneficially owned by Constellation Venture, Constellation Offshore, BSC and CVC (see note (8) to this Beneficial Ownership Table). Mr. Wasserman is a Vice President of Constellation Ventures. Mr. Wasserman does not have voting power nor investment power with respect to the Series A Preferred Stock beneficially owned by Constellation Venture, Constellation Offshore, BSC or CVC.

(25)
Does not include the shares of our common stock beneficially owned by Constellation Venture, Constellation Offshore, BSC and CVC (see note (9) to this Beneficial Ownership Table). Mr. Wasserman is a Vice President of Constellation Ventures. Mr. Wasserman does not have voting power nor investment power with respect to the common stock beneficially owned by Constellation Venture, Constellation Offshore, BSC or CVC.

(26)	Includes those Series A Preferred Stock beneficially owned by our current executives officers and directors, as set forth in notes to this Beneficial Ownership Table.

(27)	Includes those common shares beneficially owned by our current executives officers and directors, as set forth in notes to this Beneficial Ownership Table.

Restated Shareholders’ Agreement

We entered into a Shareholders’ Agreement with the Pequot Fund, Pequot Partners, Howard A. Pavony and Steven H. Rothman on May 21, 2004, as a condition to the consummation of our sale to the Pequot Fund and Pequot Partners of our Series A-1 Preferred Stock. On December 10, 2004, simultaneously with, and as a condition to, the closing of the transactions contemplated by the December 10, 2004 Purchase Agreement with Pequot and Constellation providing for the issuance and sale of our Series A-4 with A-5 Preferred Stock, we amended and restated the Shareholders’ Agreement to set forth certain new restrictions and obligations for us and for Mr. Pavony and Mr. Rothman. Additionally, on December 21, 2004, we further amended the Shareholders’ Agreement in connection with the resignation of Mr. Pavony from the Board of Directors, which resignation was effective March 31, 2005.

On August 1, 2005 we entered into an Amended and Restated Shareholders’ Agreement (the “Restated Shareholders Agreement”) with Pequot, Constellation, Mr. Pavony and Mr. Rothman. The Restated Shareholders’ Agreement reflected an extension of the lock-up period with respect to the shares owned by Mr. Pavony entered into in connection with the termination of his employment with us. Mr. Pavony’s agreed that (i) prior to May 21, 2006, he would not transfer any securities of the Company owned by him and (ii) from May 21, 2006 to January 1, 2007, he would not transfer more than 42.5%, in the aggregate, of such securities. After January 1, 2007, Mr. Pavony may, subject to certain other rights of the Company, Pequot and Constellation, sell his shares free of the foregoing limitations.

The Restated Shareholders Agreement provides that parties agree to vote, or cause to be voted, all securities of the Company owned by such party or over which such party has voting control so that the number of directors will consist of: (i) the company’s chief executive officer (“CEO”); (ii) two directors designated by Pequot Capital Management, Inc., or its assignee; (iii) one director designated by Constellation or its assignee; (iv) Mr. Rothman; (v) three “independent” directors, within the meaning of “independent” under the current rules of Nasdaq, selected by the Company’s nominating and corporate governance committee; and (vi) two additional independent directors to be selected by the CEO and reasonably acceptable to the Company’s nominating and corporate governance committee. Under certain circumstances where Pequot holds less than 25% of the securities Pequot purchased pursuant to the Purchase Agreement, the right to designate two directors in (ii) above will be reduced to one director and the above voting provisions will be adjusted in the manner described in the Restated Shareholders’ Agreement. On July 7, 2006, in connection with the termination of his employment with the Company, Mr. Rothman waived the obligation that Pequot and Constellation vote in favor of his appointment as a Director and agreed that he would not stand for reelection to the Board of Directors at the Company’s 2006 Annual Meeting of Shareholders.

The obligation of the parties under the Restated Shareholders’ Agreement will expire upon the earliest to occur of (i) the completion of any voluntary or involuntary liquidation or dissolution of the Company, (ii) the sale of all or substantially all of the Company’s assets or of a majority of the outstanding equity of the Company to any person that is not a party to the Restated Shareholders’ Agreement, or (iii) December 10, 2009. Messrs. Rothman and Pavony’s obligation to vote for (i) two directors designated by Pequot Capital Management, Inc., and (ii) one director designated by Constellation or its assignee, shall terminate if (a) Pequot or their assignees own less than 10% of the outstanding Series A Preferred Stock (or shares of our common stock issuable upon conversion thereof) issued to Pequot, (b) Constellation or its assignees own less than 10% of the Series A-3 Preferred Stock (or shares of our common stock issuable upon conversion thereof) issued to Constellation, or (c) any other shareholders that are introduced to the company by Pequot own less than 10% of the shares acquired by such shareholders from the company in a transaction not including a public offering or (ii) if Messrs. Pavony and Rothman individually own less than less than 10% of the number of shares of common stock owned by such person on December 10, 2004.

The Restated Shareholders Agreement also contains provisions (i) restricting the transfer of any securities by shareholders party to the Restated Shareholders Agreement in certain circumstances and (ii) granting Pequot and Constellation certain rights of first refusal and tag-along rights with respect to any dispositions by Messrs. Pavony and Rothman of their shares of Common Stock.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS

A total of seven persons are to be elected to our Board of Directors at the Annual Meeting. Each director is elected to serve until the next annual meeting of shareholders of our company, unless the director shall resign, become disqualified, disabled or shall otherwise be removed from office. The proxies cannot be voted at the Annual Meeting for more than seven directors.

Vote Required

Only a plurality of votes cast is necessary for the election of directors. Accordingly, the seven persons receiving the highest numbers of votes will be elected at the Annual Meeting to our Board of Directors.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote “FOR” the election of the director-nominees named in this Proxy Statement.

Director-Nominees for the Annual Meeting

Our Board of Directors has nominated Gerald A. Poch, Francis J. Alfano, Arnold J. Wasserman, Richard R. Heitzmann, William Lerner, Alvin E. Nashman, and Thomas Wasserman for election at the Annual Meeting.

Shares represented by executed Proxy Cards will be voted, if authority to do so is not withheld, for the election of each of Messrs. Poch, Alfano, A. Wasserman, Heitzmann, Lerner, Nashman, and T. Wasserman, as directors of our company, unless such nominee(s) shall be unavailable, in which case such shares will be voted for the substitute nominee(s) designated by our Board of Directors. Our Board of Directors has no reason to believe that any of its director-nominees will be unavailable or, if elected, will decline to serve.

Information Concerning Our Directors and Executive Officers

Set forth below is a brief description of the background of each of our directors-nominees and current executive officers, based on information provided to us by them.

Name	Age	Principal Positions and Offices with our Company	Director Since

Gerald A. Poch	59	Chairman of the Board of Directors	2004
Francis J. Alfano	45	Chief Executive Officer and Director	2004
Richard R. Heitzmann	34	Director	2004
William Lerner	71	Director	1995
Alvin E. Nashman	79	Director	1998
Arnold J. Wasserman	68	Director	1998
Thomas Wasserman	31	Director	2005
Steven Stringer	51	President and Chief Operating Officer	N/A
J.W. (Jay) Braukman	53	Senior Vice President and Chief Financial Officer	N/A
John F. Kohler	42	Senior Vice President and General Counsel	N/A

Gerald A. Poch has served as Managing Director of Pequot Capital Management, Inc., the investment manager/advisor for Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III L.P., since 1999. Mr. Poch also served as a Managing General Partner of both Pequot Fund and Pequot Partners. From August 1998 through January 2000, he was a principal of Pequot Capital Management, Inc. and co-leader of Pequot Fund’s and Pequot Partners’ venture capital team. From August 1996 to June 1998 he was the Chairman, President and Chief Executive Officer of GE Capital Information Technology Solutions, Inc., a technology solutions provider. Prior to that, he was a founder, and served as Co-Chairman and Co-President, of AmeriData Technologies, Inc., a value-added reseller and systems integrator of hardware and software systems. Mr. Poch is also a director of Analex Corporation and Andrew Corporation, each a publicly-traded company. In addition, Mr. Poch is a director of a number of private companies.

Francis J. Alfano has served as our Chief Executive Officer since May 2004. He served as Chief Executive Officer, President and a director of Interliant, Inc., an Internet infrastructure business focused on collaboration, security, and managed hosting solutions from August 2002 to June 2003. On August 5, 2002, Interliant filed for protection under title 11 of the U.S. Bankruptcy Code. Mr. Alfano led the restructuring of Interliant’s businesses resulting in the ultimate sale of its operations. From May 2001 through July 2002, he served as Interliant’s Chief Financial Officer. From December 1998 to May 2001, he was Interliant’s Senior Vice President of Corporate Development, with responsibility for strategic business relationships and execution of all merger and acquisitions. Prior to that time Mr. Alfano served as Vice President of Business Development at G.E. Capital Information Technology Solutions, Inc., (the successor to AmeriData Technologies, Inc.) and was with Ernst & Young.

Richard R. Heitzmann has served as a Senior Vice President at Pequot Capital Management, Inc., focusing on software and services investments, since January 2004. From June 2003 to January 2004, Mr. Heitzmann was Vice President of Corporate Development with First Advantage Corp., a public company involved in the risk mitigation industry. From November 2001 to June 2003, Mr. Heitzmann was the Senior Vice President of Corporate Development and a member of the board of directors of US Search.Com, Inc. From August 1999 to November 2001, Mr. Heitzmann served as a Vice President of Pequot Capital Management, Inc. Mr. Heitzmann served as an executive with Nationsbanc Montgomery Securities in its private equity group from July 1998 to August 1998 and with Booz-Allen and Hamilton in its Financial Services and Healthcare Group from September 1997 to December 1997. Mr.

Heitzmann was a financial analyst and associate at Houlihan Lokey Howard and Zukin from July 1994 to September 1997.

William Lerner has served as chairman of our corporate governance and nominating committee since November 2003. Mr. Lerner has been engaged in the private practice of corporate and securities law in New York since 1961 and in Pennsylvania since 1990. Mr. Lerner is a director of Rent-way, Inc., New York Stock Exchange listed company engaged in the rental-purchase industry; and Cortland Trust, Inc., a money market mutual fund distributed primarily through securities brokerage firms and commercial banks.

Alvin E. Nashman has been an independent consultant in the field of computer service for the past ten years. Dr. Nashman is a director of James Monroe Bancorp Inc.

Arnold J. Wasserman has served as chairman of our audit committee since March 1999. Mr. Wasserman has been a principal of Panda Financial Associates, Inc., a leasing/consulting firm, for the past 35 years. He is a director of Stratasys, Inc., a Nasdaq National Market listed company which manufactures rapid prototyping systems and materials, and serves as chairman of its audit committee.

Thomas Wasserman has served as a Vice President with Constellation Ventures since June of 2001. From March of 2000 to June of 2001, he served as a senior manager of corporate development for 360Networks, a global telecommunications service provider. Earlier, , Mr. Wasserman worked at Charterhouse Group International, a private equity firm, and at the investment banking firm of Donaldson, Lufkin and Jenrette. Mr. Wasserman is a director of Broadband National, a private company.

Steven Stringer has served as our President since June 2005 and as our Chief Operating Officer since October 1, 2004. From June through September 2004 he was employed by Pequot as a consultant and was made available by Pequot to us to assist with the selection, evaluation and integration of acquisitions. From January 2002 through May 2004, Mr. Stringer pursued private investment opportunities. Prior to that time he served in a number of senior executive roles with Rhythms NetConnections Inc. (“Rhythms”), including as Chief Executive Officer and President from July through December 2001, Chief Executive Officer, President and Chief Operating Officer from April through July 2001, and President and Chief Operating Officer from April 1999 through March 2001. Rhythms was a national provider of digital subscriber line services and operated one of the largest DSL networks in the United States, serving 60 major markets with 67,000 digital subscriber lines in service.

J.W. (Jay) Braukman has served as a Senior Vice President, as well as our Chief Financial Officer, since September 2006. Mr. Braukman’s experience includes 23 years with The General Electric Company (“GE”), where he held numerous executive positions, including Chief Financial Officer of several divisions. In addition to his experience at GE, Mr. Braukman most recently served from 2005 until 2006 as CFO of Cleartel Communications, Inc., a CLEC. His prior experience also includes serving from 2004 until 2005 as CFO of Chiquita Brands International, Inc., a publicly traded company in the New York Stock Exchange, as COO from 2002 until 2004 of ITC^ Deltacom, Inc., a privately held company, and as CFO from 2000 until

2001 of Rhythma Netconnections, Inc., a publicly traded company on the NASDAQ stock market.

John F. Kohler has served as a Senior Vice President, as well as our General Counsel and Corporate Secretary, since May 2004. From May 2000 to January 2003, he served as Vice President — Mergers and Acquisitions for Interliant, Inc., a technology solutions provider, primarily responsible for Interliant’s acquisition and restructuring activities. From May 1995 to April 2000, he was a corporate lawyer with Weil, Gotshal & Manges LLP, a law firm in New York, and from September 1993 to April 1995, he was a corporate lawyer with Jenkens & Gilchrist, P.C., a law firm in Dallas. Mr. Kohler served as an officer in the United States Army from May 1986 to September 1990.

Under the terms of the Restated Shareholders Agreement, each of Mr. Poch and Mr. Heitzmann are directors designated by Pequot Capital Management, Inc. and Mr. T. Wasserman is a director designated by Constellation. See Item 12 “Security Ownership of Certain Beneficial Owners and Management - Restated Shareholders’ Agreement.”

Transaction with Management and Others

Pequot currently owns approximately 47% of our Voting Stock and has the right to acquire up to 50% of our Voting Stock. Constellation currently owns 16% of our Voting Stock and has the right to acquire up to 19% of our Voting Stock. We have entered into various transactions with both Pequot and Constellation since the beginning of out last fiscal year. Please see the information set forth herein under the heading “Stock Ownership and Certain Beneficial Owners - Restated Shareholders’ Agreement” for further information on the transactions we entered into with Pequot and Constellation. Both Gerald A. Poch and Richard Heitzmann are members of our Board of Directors and are also affiliated with Pequot as set forth above. Thomas Wasserman, a member of our Board of Directors is affiliated with Constellation as set forth above. Pursuant to the Restated Shareholders Agreement, both Gerald A. Poch and Richard Heitzmann are director designated by Pequot, and Thomas Wasserman is a director designated by Constellation.

On August 1, 2005, we entered into a consulting agreement with Howard Pavony in connection with the termination of his employment with the Company. This agreement provides that Mr. Pavony will perform certain consulting services for us until May 21, 2007 in exchange for an annual consulting fee of $265,000, plus an automobile allowance and health benefits. Mr. Pavony owns approximately 7% of our outstanding common stock.

On July 7, 2006, we entered into a consulting agreement with Steven Rothman in connection with the termination of his employment with the Company. This agreement provides that Mr. Rothman will perform certain consulting services for us until March 31, 2008. We will pay Mr. Rothman an annual consulting fee of $265,000, plus health benefits through December 31, 2007. Thereafter we will pay Mr. Rothman certain transaction fees in the event we complete an acquisition introduced to the Company by Mr. Rothman. Mr. Rothman owns approximately 7% of our outstanding common stock and is a Director of the Company. Mr. Rothman will not stand for re-election to the Board of Directors at the Annual Meeting.

Committees of our Board of Directors

Our Board of Directors currently has four standing committees, consisting of an audit committee, a compensation committee, corporate governance and nominating committee and an independent directors committee.

Our audit committee currently is composed of William Lerner, Alvin E. Nashman and Arnold J. Wasserman, with Mr. Wasserman serving as its chairman. We believe that each of these committee members is “independent,” within the meaning of such term under applicable law and the Marketplace Rules of The Nasdaq Stock Market, Inc. Our Board of Directors has determined that Mr. Wasserman is an “audit committee financial expert,” as such term is defined by the SEC. The audit committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. Its duties include:

•	selecting and retaining the independent auditors, as well as ascertaining the auditors’ independence;

•	reviewing the scope of the audits to be conducted, as well as the results of their audits;

•	approving non-audit services provided to our company by the independent auditors;

•	reviewing the organization and scope of our internal system of audit, financial and disclosure controls;

•	appraising our financial reporting activities, including our Annual Report on Form 10-K, and the accounting standards and principles followed; and

•	conducting other reviews relating to compliance by employees with our internal policies and applicable laws.

Our compensation committee currently is composed of Richard Heitzmann, William Lerner and Alvin Nashman, with Mr. Heitzmann serving as its chairman. The duties of our compensation committee include recommending to the full Board of Directors remuneration to be paid our executive officers, determining the number and conditions to exercise of options and other equity incentives granted pursuant to our various stock plans and recommending the establishment of and monitoring a compensation and incentive program for all of our executive officers.

Our corporate governance and nominating committee currently is composed of Richard Heitzmann, William Lerner, Arnold J. Wasserman, and Thomas Wasserman, with Mr. Lerner serving as its chairman. The duties of our corporate governance and nominating committee include overseeing that our board’s policies, as well as ensuring that we are in compliance with all applicable federal and state securities laws and the Nasdaq rules, and determining our Board of Directors’ slate of director-nominees for each shareholder election of directors. The nominating and corporate governance committee charter is attached as Appendix A to the Proxy Statement contained as a part of out definitive Schedule 14A filed with the Securities Exchange Commission on October 20, 2004. In identifying and evaluating nominees for director, including nominees recommended by shareholders, the nominating and corporate governance committee shall take into consideration any criteria approved by the Board, which may include:

•	judgment, skill, diversity, experience with business and other organizations in related industries and of comparable size;

•	the interplay of the candidate’s experience with the experience of the other Board members; and

•	the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Other than the foregoing, and the independence requirements discussed above, there are no stated minimum criteria for director nominees.

The nominating and corporate governance committee will consider all candidates recommended by shareholders in accordance with the procedures set forth below. Shareholders who wish to recommend a nominee for election as director at an annual shareholders meeting must submit their recommendations at least 120 calendar days before the date that our Proxy Statement is released to shareholders in connection with the previous year’s annual meeting of shareholders. Shareholders may recommend candidates for consideration by the Board by writing to our General Counsel, at our corporate offices, 1200 High Ridge Road, Stamford, Connecticut 06905, giving the candidate’s name, age, business and residence contact information, biographical data, including the principal occupation or employment of the candidate, qualifications, the class and number of our shares, if any, beneficially owned by such candidate, a description of all arrangements or understandings between the shareholder and the candidate and any other person or persons (naming them) pursuant to which the nominations are to be made by the shareholder and any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, pursuant to Regulation 14A under the Exchange Act of 1934. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director must accompany any Shareholder recommendation. Any Shareholder who wishes to recommend a nominee for election as director also must provide his, her or its name and address, as they appear in our books, the number and class of shares beneficially owned by such Shareholder and any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act of 1934.

Our independent directors committee was formed by our Board in September 2004. It consists only of directors who are neither members of the management nor associated with Pequot or Constellation (or other similar investors) and is to consider, review and provide guidance and oversight regarding transactions or other situations in which other board members, who are either members of management or employees of Pequot or Constellation (or other similar investors), have interests that may be in addition to, or different from, the interests of the shareholders in general. This committee currently is composed of William Lerner, Alvin E. Nashman and Arnold J. Wasserman, with Mr. Wasserman serving as its chairman.

Meetings of Our Board of Directors and its Committees

Our Board of Directors held 10 formal meetings during our fiscal year ended March 31, 2006. Our audit committee held 8 formal meetings, our compensation committee held 6 formal meetings, our corporate governance and nominating committee held 2 formal meetings, and our independent directors committee held 4 formal meetings, during our 2006 fiscal year. Each member of our Board of Directors attended, in person or telephonically, at least 75% of the total number of meetings of our board and each committee of the board on which the director serves.

Director Fees

Each director who is not an employee of our company, or designated as a director by Pequot or Constellation, receives an annual fee of $16,000 as compensation for serving on our Board of Directors, plus an additional $1,500 for each board meeting attended in person and $750 for each board meeting attended by telephonic conference call. Each member of the board's audit, compensation and corporate governance and nominating committees receives $2,500 per year, and each chairman of the committees receives $3,500 (except the chairman of the audit committee who receives $5,000), as compensation for serving on such committees, as well as an additional $1,000 for each committee meeting attended in person and $500 for each committee meeting attended by telephonic conference call, in each case if the committee meeting is held on a day other than a day on which the board itself is meeting.

During the fiscal year ended March 31, 2006 restricted stock units and common stock were granted to non-employee directors as follows:

Name	Date of Grant	Equity Award	Number of Shares
William Lerner	April 15, 2005	Restricted Stock Units	1,750
	November 9, 2005	Common Stock	10,000

Alvin Nashman	April 15, 2005	Restricted Stock Units	1,750
	November 9, 2005	Common Stock	10,000

Arnold Wasserman	April 15, 2005	Restricted Stock Units	1,750
	November 9, 2005	Common Stock	11,000

Audit Committee Charter

A copy of the revised charter was filed as Appendix A to the proxy statement we issued in connection with the annual meeting of our shareholders held on November 7, 2003.

Attendance at Shareholders’ Meetings

The company encourages directors to attend the annual meeting. Last year, all directors attended the annual meeting.

Shareholder Communications with Directors

Shareholders may communicate with the Board of Directors or an individual director by sending a letter to the Board or a director’s attention care of the General Counsel of the Company at 1200 High Ridge Road, Stamford, Connecticut 06905. The General Counsel will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contained offensive or abusive content) to directors on a periodic basis, generally in advance of each board meeting.

Executive Compensation

The following table sets forth, with respect to the our fiscal years ended March 31, 2006, 2005 and 2004, all compensation earned by our chief executive officer during our 2006 and 2005 fiscal years, and the five most highly compensated persons who were serving as executive officers at the end of our 2006 fiscal year or who would have been among the most highly compensated officers except for the fact that such person was not serving as an executive officer at the end of our 2006 fiscal year, in each case other than with respect to our chief executive officer.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position(s)	Fiscal Year	Salary	Bonus	Restricted Stock Awards (1)		Securities Underlying Options
Francis J. Alfano (2)	2006	$350,000	$118,750	$32,400	(3)	64,000
Chief Executive Officer	2005	$215,800	$50,000			400,000
Steven Stringer (4)	2006	$308,750	$133,438	$23,895	(3)	47,200
President and Chief Operating Officer	2005	$112,500	$37,500	$114,800	(3)	215,000
Michael El-Hillow (5)	2006	$72,500	$25,500	$162,750	(3)	250,000
Senior Vice President and Chief Financial Officer
John F. Kohler (6)	2006	$200,000	$58,000	$6,075	(3)	12,000
Senior Vice President and General Counsel	2005	$156,900	$25,000			75,000
Alan Schwartz (7)	2006	$250,000	$55,000	$12,150	(3)	24,000
Senior Vice President - Acquisitions	2005	$169,400	$25,000			150,000
Steven H. Rothman (8)	2006	$265,000	$19,875	$8,100	(3)	8,000
Executive Vice President	2005	$265,000
	2004	$265,000	$8,200

(1)	Represent restricted stock units.
(2)	Chief Executive Officer since May 21, 2004.
(3)	Value of restricted stock units at March 31, 2006 was as follows:

Name	Fiscal Year	Value at March 31, 2006
Francis J. Alfano	2006	$30,640
Steven Stringer	2006	$22,597
	2005	$153,200
Michael El-Hillow	2006	$134,050
John F. Kohler	2006	$5,745
Alan Schwartz	2006	$11,490
Steven H. Rothman	2006	$7,660

(4)	Chief Operating Officer since October 1, 2004 and President and Chief Operating Officer since June 10, 2005.
(5)	Senior Vice President and Chief Financial Officer from January 1, 2006 to September 12, 2006.
(6)	Senior Vice President and General Counsel since May 21, 2004.
(7)	Senior Vice President and Chief Financial Officer from May 21, 2004 until January 1, 2006.
(8)	Chairman of the Board and Chief Financial Officer until May 21, 2004.

Option Grants In Last Fiscal Year

The following table sets forth, with respect to our fiscal year ended March 31, 2006, all grants of stock options to each named executive officer listed in the Summary Compensation Table.

Name	Number of Securities Underlying Option	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Value (1)
Francis J. Alfano	64,000	7%	$4.05	April 15, 2015	$184,960
Steven Stringer	47,200	5%	$4.05	April 15, 2015	$136,408
Michael El-Hillow	250,000	26%	$4.75	January 3, 2016	$825,000
John F. Kohler	12,000	1%	$4.05	April 15, 2015	$34,680
Alan Schwartz	24,000	2%	$4.05	April 15, 2015	$69,360
Steven H. Rothman	8,000	1%	$4.05	April 15, 2015	$23,120

(1)	Valuation done using the Black Scholes Option Pricing Model assuming a 4 year life expectancy, volatility of 115.4%, a risk free interest rate of 4.3% and no turnover.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth:

•	the total number of share acquired by named executive officers on the exercise of options during the year ended March 31, 2006 and the value realized upon such exercise,

•	the total number of unexercised options held, as of March 31, 2006, by each of the named executive officers, separately identified between those exercisable and those not exercisable, and

•	the aggregate value of in-the-money, unexercised options held, as of March 31, 2006, by each of the named executive officers, separately identified between those exercisable and those not exercisable.

	Shares acquired on exercise (#)	Value realized ($)	Number of Unexercised Options as of March 31, 2006		Value of Unexercised In-the-Money Options as of March 31, 2006 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Francis J. Alfano			150,000	314,000	$252,000	$420,000
Steven Stringer			80,624	181,576	$77,399	$129,001
Michael El-Hillow			0	250,000	$0	$0
John F. Kohler			28,185	58,815	$47,351	$78,649
Alan Schwartz			56,250	117,750	$94,500	$157,500
Steven H. Rothman	2,741	$8,497	105,200	8,000	$211,941	$0

(1)
The value of unexercised in-the-money options is calculated by subtracting the aggregate exercise price of the options from the aggregate market price of the shares underlying the options as of March 31, 2006 of $3.83 per share.

Stock Plans

We have adopted the following stock plans:

•
a 1993 Stock Option Plan, which provides for the grant of options to purchase an aggregate of 250,000 shares of our common stock, of which, as of March 31, 2006, 26,666 shares have been issued upon exercise of options and 125,834 shares are subject to outstanding options;

•
a 1996 Stock Option Plan, which provides for the grant of options to purchase an aggregate of 350,000 shares of our common stock, of which, as of March 31, 2006, 77,600 shares have been issued upon exercise of options and 51,600 shares are subject to outstanding options;

•
a 1998 Stock Option Plan, which provides for the grant of options to purchase an aggregate of 250,000 shares of our common stock, of which, as of March 31, 2006, 6,000 shares have been issued upon exercise of options and 86,900 shares are subject to outstanding options;

•
a 2000 Long Term Performance Plan, which provides for the award of an aggregate of 350,000 shares of our common stock, of which, as of March 31, 2006, 78,100 shares have been issued upon the exercise of options and 254,000 shares are subject to outstanding awards;

•
a 2002 Long Term Performance Plan, which provides for the award of an aggregate of 250,000 shares of our common stock, of which, as of March 31, 2006, 92,500 shares have been issued upon the exercise of options and 15,000 shares are subject to outstanding awards; and

•
a 2004 Equity Incentive Plan, which provides for the award of an aggregate of 4,000,000 shares of our common stock, of which, as of March 31, 2006, 12,500 shares have been issued upon the exercise of options and 2,883,094 shares are subject to outstanding awards.

The 1993 Stock Option Plan and the 1996 Stock Option Plan have expired. Accordingly, we can no longer grant options under such plans.

Employees (including officers), directors and others who provide services to us are eligible to participate in our stock plans. The plans are administered by our Board of Directors or the compensation committee of the board. Options granted under the plans may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), or non-qualified stock options. Non-qualified stock options may be granted in tandem with stock appreciation rights. The exercise price of options may not be less than 100% of the fair market value of the common stock as of the date of grant, except that this limitation does not apply to options granted under the 1998 Stock Option Plan and the exercise price of ISOs granted to an employee who owns more than ten percent of the outstanding common stock may not be less than 110% of the fair market value as of the date of grant. Options may not be exercised more than ten years after the date of grant, or five years in the case of ISOs granted to an employee who owns more than 10% of the outstanding shares of our common stock The number of shares that may be acquired upon exercise of an option and the exercise price of an option are subject to adjustment in the event of a merger, recapitalization, stock split or stock dividend.

The 2000 Long Term Performance Plan and 2002 Long Term Performance Plan permits the grant of any form of award, including stock options, stock appreciation rights, and stock or cash awards. Awards under the 2000 Long Term Performance Plan may be in stock or denominated in units of stock, which may be subject to restrictions on transfer and include forfeiture provisions.

Our shareholders approved our 2004 Equity Incentive Plan in May 2004 and subsequently approved an increase in the number of shares subject to the 2004 plan to 4 million. We have reserved a total of 4 million shares of our common stock for issuance under the 2004 plan. The types of awards that may be granted under the 2004 plan include one or more of the following types, either alone or in any combination thereof:

•	options, including incentive stock options and non-qualified options;

•	stock appreciation rights;

•	restricted stock;

•	performance grants;

•	stock bonuses; and

•
any other type of award deemed by the administrator of the 2004 plan to be consistent with the purposes of the 2004 plan (including, but not limited to, awards of or options or similar rights granted with respect to unbundled stock units or components thereof, and awards to be made to participants who are foreign nationals or are employed or performing services outside the United States).

We entered into an employment agreement, dated June 28, 2006, with Francis J. Alfano (as amended, the “Alfano Employment Agreement”) to employ Mr. Alfano as our Chief Executive Officer. The Alfano Employment Agreement has an initial term of three (3) years (the “Initial Term”). On the third and each subsequent anniversary of the commencement of such agreement, the term of the agreement shall automatically be extended for an additional period of 12 months; provided, however, that either party may elect not to extend the agreement by giving written notice to the other party at least 12 months prior to any such anniversary date. Mr. Alfano is paid a base salary of $350,000 per annum and is eligible to receive an annual bonus based upon the achievement of performance targets of up to 75% of his base salary payable 67% in cash and 33% in common stock consisting of 35,000 shares of common stock, subject to certain limitations on the number of shares to be issued. In the event of a termination of Mr. Alfano’s employment during the term of the agreement by us other than for “cause” or by Mr. Alfano for “good reason” or as a result of his death or permanent and total disability we shall provide him, among other things, a continuance of his then current base salary for a period equal to the greater of (i) one year from the date of termination or (ii) the period ending on the last day of the Initial Term. Additionally, in the event of termination for other than “cause” or for “good reason,” any unvested stock options or restricted stock units shall become fully vested and immediately exercisable and shall remain exercisable for the remainder of their term.

We entered into an employment agreement, dated August 10, 2006, with Steven Stringer (as amended, the “Stringer Employment Agreement”) to employ Mr. Stringer as our President and Chief Operating Officer. The Stringer Employment Agreement has an initial term ending December 31, 2009 (the “Initial Term Date”). On the Initial Term Date and each subsequent anniversary of the Initial Term Date, the term of the agreement shall automatically be extended for an additional period of 12 months; provided, however, that either party may elect not to extend the agreement by giving written notice to the other party at least 12 months prior to the Initial Term Date or any anniversary date thereof. Mr. Stringer is paid a base salary of $330,000 per annum and is eligible to receive an annual bonus based upon the achievement of performance targets of up to 75% of his base salary payable 67% in cash and 33% in common stock consisting of 25,000 shares of common stock, subject to certain limitations on the number of shares to be issued. In the event of a termination of Mr. Stringer’s employment during the term of the agreement by us other than for “cause” or by Mr. Stringer for “good reason” or as a result of his death or permanent and total disability we shall provide him, among other things, a continuance of his then current base salary for a period equal to the greater of (i) one year from the date of termination or (ii) the period ending on the Initial Term Date. Additionally, in the event of termination for other than “cause” or for “good reason,” any unvested stock options or restricted stock units shall become fully vested and immediately exercisable and shall remain exercisable for the remainder of their term.

Additionally, we entered into a severance agreement, dated September 28, 2005, with J.W. (Jay) Braukman (the “Braukman Severance Agreement”) and severance agreements, dated May 21, 2004, with Alan Schwartz (as amended the “Schwartz Severance Agreement”) and John Kohler (as amended the “Kohler Severance Agreement” and together with the Braukman Severance Agreement and the Schwartz Severance Agreement, the “Severance Agreements”) to employ Mr. Braukman as our Senior Vice President and Chief Financial Officer, Mr. Schwartz as our Senior Vice President - Acquisitions, and Mr. Kohler as our Senior Vice President and General Counsel. In the event of a termination of Mr. Braukman’s, Mr. Schwartz’s or Mr. Kohler’s employment during the first four years of his agreement by the Company other than for “cause” or by such executive for “good reason” or as a result of his death or permanent and total disability we shall provide such executive, among other things, a continuance of his then current base salary for a period equal to one year. Mr. Braukman is paid a base salary of $260,000 per annum, Mr. Schwartz is paid a base salary of $250,000 per annum and Mr. Kohler is paid a base salary of $200,000. Additionally, in the event of termination of Mr. Schwartz or Mr. Kohler for other than “cause” or for “good reason,” any unvested stock options or restricted stock units shall become fully vested and immediately exercisable and shall remain exercisable for the remained of their term.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently is composed of Richard Heitzmann, William Lerner and Alvin Nashman, with Mr. Heitzmann serving as its chairman. No member of our compensation committee is or was an officer or employee of our company, nor had any relationship requiring disclosure under the proxy rules. In addition, to our knowledge, none of our executive officers:

•
served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our compensation committee;

•	served as a director of another entity, one of whose executive officers served on our compensation committee; nor

•
served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of our company.

Performance Graph

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Assumes $100 invested at the close of trading on 3/01 in MTM Technologies, Inc. common stock, Standard & Poors SmallCap and Peer Group (which consists of Affiliated Computer Services, Inc., Computer Horizons Corp, Eplus, Inc., Keane, Inc. Perot Systems, Inc., Pomeroy Computer Resources Inc., Tier Technologies, Inc. and Unisys Corp.)

Cumulative total return assumes reinvestment of dividends.

	3/31/2001	3/31/2002	3/31/2003	3/31/2004	3/31/2005	3/31/2006
MTM Technologies, Inc.	100	121.78	51.56	128.89	396.46	340.46
Standard & Poors SmallCap	100	121.07	90.23	139.98	156.88	192.81
Peer Group	100	130.58	91.39	122.21	101.4	111.23

Report by Compensation Committee

The compensation of the Company’s executive officers is determined by the Compensation Committee of the Board. The Committee has three members, each of whom is independent of management. None of the members of the Committee has any insider or interlocking relationship with the Company, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the SEC.

Compensation Philosophy

The Company’s executive compensation philosophy is to align the interests of executive management with shareholder interests and with the Company’s business strategy and success, through an integrated executive compensation program that considers short-term performance, the achievement of long-range strategic goals and growth in total shareholder value. The key elements of executive compensation are competitive base salary, quarterly and annual incentives, and equity participation. The aggregate compensation package is designed to attract and retain individuals critical to the long-term success of the Company, to motivate these persons to perform at their highest levels, and to reward exceptional performance.

In December 2004, based on a report from a firm of recognized compensation specialists, the Committee established ranges of base compensation for the Chief Executive Officer and senior executive management and for targeted bonuses. For the year ended March 31, 2006 the target bonuses required performance in two principal areas, achieving EBITDA growth and achieving strategic objectives linked to the company’s acquisition and internal growth program, and individual performance. The Committee retains discretion in light of company performance and achievement of individual goals, and its own compensation objective to offer competitive compensation in a highly competitive market place, to determine overall and individual compensation and the funding of bonus payments. The average bonus payment for the year was approximately 75% of the target bonus amounts. The Committee continues to use recognized compensation specialists to assist with issues pertaining to compensation.

Base Salary

Base salary levels for executive officers are determined not only on the basis of the Committee’s assessment of individual performance, but also on the total compensation, including salaries, paid by companies engaged in similar businesses, to persons holding equivalent positions. As noted above, those surveys, as well as related data analyses, were conducted by external compensation consultants. The Compensation Committee believes that any increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload.

Apart from contractual commitments, the Compensation Committee also considers demonstrated loyalty and commitment and the competitive salaries offered by similar companies to attract and retain executives. Merit increases for executives are to be subject to the same budgetary guidelines as apply to any other employees. In those cases where an executive has entered into an employment agreement, the base salary is determined pursuant to the terms of the agreement, and renewals of contracts will be considered on the basis of the performance of the individual, the performance of the Company and the compensation philosophy of the Company.

Quarterly and Annual Bonuses

The Company’s Management Bonus Plan is designed to provide an incentive to executives and to reward executives based on the overall performance of the Company, as well as on the performance of each executive officer’s area of responsibility or operating group. Measures of performance are both financial and strategic. Financial elements are based on achieving quarterly and annual EDITDA targets and strategic elements include, but are limited to technological or quality improvements, improvements in operations and contributions to business success. The goals are also structured to provide the kinds of objectivity and checks and balances required to ensure compliance with SEC regulations and the Sarbanes-Oxley Act. The Committee reviewed the levels of bonus payments with an external consultant and compared those levels to a analysis of publicly available compensation information.

Equity Awards

In 2005 the Compensation Committee approved a plan to expand the number of employees eligible for equity awards so as to award equity more broadly and deeply throughout the organization and thus provide additional incentive to employees to maximize shareholder value.

Executives are eligible for equity awards in the form of stock options and restricted stock units under the Company’s equity plans. Awards are made at the discretion of the Compensation Committee. The number of shares awarded to any individual depends on individual performance, salary level and competitive data, and the impact that such employee’s productivity may make to shareholder value over time. In addition, in determining the number of stock options or restricted stock units granted to each executive, the Compensation Committee reviews the unvested options and units of each executive to determine the future benefits potentially available to the executive. The number of options or units granted will depend in part on the total number of unvested options and units deemed necessary to provide an incentive to that individual to make a long term commitment to remain with the Company. By giving to executives an equity interest in our company, the value of which depends upon stock performance, the policy seeks to further align management and shareholder interests. The Committee believes that using restricted stock units as part of the overall equity awards program better aligns the interest of management and shareholders as restricted stock units closely replicate the economic characteristics of capital stock.

The Compensation Committee of the Board of Directors of MTM Technologies, Inc.

Richard Heitzmann, Chairman
Alvin E. Nashman, Member
William Lerner, Member

Report of the Audit Committee of the Board of Directors

The Audit Committee of our Board of Directors is composed of three directors and operates under a written charter adopted by our Board. All members of the Audit Committee meet the independence standards established by our Board, the NASDAQ Stock Market and the Sarbanes-Oxley Act of 2002. The Audit Committee’s charter is available on the MTM Technologies’ website at www.mtm.com.

MTM Technologies’ management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), and evaluating the effectiveness of such internal control over financial reporting. MTM Technologies’ independent public accounting firm is responsible for auditing the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. The independent public accounting firm is also responsible for auditing MTM Technologies’ internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management’s assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of MTM Technologies’ financial reporting process. In its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and with Goldstein Golub Kessler LLP (“GGK”), MTM Technologies’ independent public accounting firm for the fiscal year ended March 31, 2006. The Audit Committee also reviewed and discussed MTM Technologies’ internal control over financial reporting with management and with GGK.

The Audit Committee has met with GGK and discussed those issues deemed significant by the independent public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committee, as amended. GGK has provided to the Audit Committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with GGK that firm’s independence. The Audit Committee also concluded that GGK’s provision of non-audit services to MTM Technologies and its affiliates is compatible with GGK’s independence.

Based upon the foregoing considerations, the Audit Committee recommended that the audited financial statements be included in MTM Technologies’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006 for filing with the Securities and Exchange Commission. In addition to meeting with GGK with regard to the year-end financial audit and reporting, the Audit Committee meets regularly with GGK to discuss their review of quarterly financial reports and meets privately to discuss and review the scope of the year-end annual financial audit.

The Audit Committee of the Board of Directors of MTM Technologies, Inc.

Arnold J. Wasserman, Chairman
William Lerner, Member
Alvin E. Nashman, Member

Independent Public Accountants

The audit committee of our Board of Directors has appointed GGK, independent public accountants, to audit and report on our financial statements for the fiscal year ending March 31, 2006. GGK has served as our principal accountants since March 29, 1999 and has been responsible for the audit of our financial statements since the fiscal year ended March 31, 1999. We have no disagreements with GGK on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure that if not satisfactorily resolved would have caused GGK to make reference to such matter in its report. None of their reports have contained an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. We anticipate that a representative of GGK will be present at the Annual Meeting, will have an opportunity to make a statement if he/she so chooses and will be available to respond to appropriate questions from shareholders.

Audit Fees and Related Matters

Goldstein Golub Kessler LLP has a continuing relationship with American Express Tax and Business Services Inc. from which it leases auditing staff who are full- time, permanent employees of American Express Tax and Business Services Inc. and through which its partners provide non-audit services. As a result of this arrangement, Goldstein Golub Kessler LLP has no full-time employees and, therefore, none of the audit services performed were provided by permanent full- time employees of Goldstein Golub Kessler LLP. Goldstein Golub Kessler LLP manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination

The Company is not asking shareholders to ratify the appointment of GGK. The Company’s Audit Committee will consult on this issue at a later date.

The following table sets forth the fees billed by our independent accountants for each of our last two fiscal years for the categories of services indicated.

	2006	2005

Audit fees(1)	$300,000	$200,000
Audit-related fees(2)	-	6,500
Tax fees(3)	-	6,750
All other fees(4)	68,200	44,990
____________

(1)
Consists of fees billed for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Consists of assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements and are not included in “audit fees” in this table. The services provided by our accountants within this category consisted of advice relating to SEC matters and employee benefit matters.

(3)	Consists of professional services rendered by a company aligned with our principal accountant for tax compliance, tax advice and tax planning.

(4)	The services provided by our accountants within this category consisted of advice and other services relating to our transaction with the Pequot entities and other matters.

Such fees have been pre-approved by our Audit Committee.

Audit Committee Pre-Approval Policy

In addition to retaining GGK LLP to audit our consolidated financial statements for the years ended March 31, 2006 and 2005, we retained GGK to provide other auditing and advisory services to us in our 2006 and 2005 fiscal years. We understand the need for GGK to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of GGK, our audit committee has restricted the non-audit services that GGK and its aligned company may provide to us primarily to tax services and merger and acquisition due diligence and audit services, and has determined that we would obtain even these non-audit services from GGK and/or its aligned company only when the services offered by GGK and its aligned company are more effective or economical than services available from other service providers.

The audit committee also has adopted policies and procedures for pre-approving all non-audit work performed by GGK and any other accounting firms we may retain. Specifically, the audit committee has pre-approved the use of GGK and its aligned company for detailed, specific types of services within the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; and reviews and procedures that we request GGK to undertake to provide assurances of accuracy on matters not required by laws or regulations. In each case, the audit committee has also set a specific annual limit on the amount of such services which we would obtain from GGK, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the audit committee for all engagements.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, together with representations received by us from applicable parties that no Form 5 was required to be filed by such parties, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports during and with respect to our 2006 fiscal year.

PROPOSAL NUMBER 2
APPROVAL OF THE EXERCISE OF THE SERIES A-5 WARRANTS

Under this Proposal Number 2 we are asking our shareholders to approve the exercise of the Series A-5 Warrants for the purchase of 450,000 shares of our common stock.

Background of Proposal Number. 2

On December 7, 2004 we entered into a purchase agreement, as amended on March 11, 2005 and on November 22, 2005 (the “Pequot/Constellation Purchase Agreement”) with Pequot and Constellation for up to $40 million (or in certain limited circumstances, up to $47.5 million) of additional financing in the form of 7% convertible secured notes in three tranches or after shareholders approval in the form of convertible preferred stock.

We subsequently sold to Pequot and Constellation on December 10, 2004 (i) convertible secured subordinated promissory notes in the aggregate principal amount of $10,000,000 (the “First Tranche Series A-4 Notes”) and (ii) detachable warrants which may be exercised at any time until December 10, 2008, to purchase up to 615,386 shares (as such amount may be adjusted in accordance with the terms thereof) of our common stock (the “First Tranche A-4 Warrants”), and (2) we granted to Pequot and Constellation an option to purchase (i) at any time, but in no event later than September 10, 2005, 4,615,384 shares of Series A-4 Preferred Stock, and detachable warrants to purchase up to 923,077 shares of our common stock any time until December 10, 2008 at an exercise price of $4.06 per share (as such amount may be adjusted in accordance with the terms thereof) (together with the First Tranche A-4 Warrants, the “Series A-4 Warrants”) and (ii) at any time, but in no event later than December 10, 2005, 4,615,384 shares of Series A-5 Preferred Stock.

Upon a partial exercise of their A-4 Preferred Shares and A-4 Warrant option under the Pequot/Constellation Purchase Agreement, on March 11, 2005 we sold to Pequot and Constellation convertible secured subordinated promissory notes in the aggregate principal amount of $6,000,000 (the “Second Tranche Series A-4 Notes”).

On June 23, 2005 we held a special shareholders meeting whereby, among other things, our shareholders approved (i) the conversion of the First Tranche Series A-4 Notes and the Second Tranche Series A-4 Notes, and (ii) the issuance of the Series A-4 Preferred Stock, the Series A-5 Preferred Stock and the Series A-4 Warrants. As a result, on June 23, 2005, the First Tranche Series A-4 Notes were converted into 1,846,154 shares of Series A-4 Preferred Stock and the Second Tranche Series A-4 Notes were converted into 1,846,154 shares of Series A-4 Preferred Stock. Upon conversion of the First Tranche Series A-4 Notes and the Second Tranche Series A-4 Notes an additional 153,634 shares of Series A-4 Preferred Stock were issued to Pequot and Constellation, which amount represents the accrued interest of $499,319 on their converted Notes.

Upon the exercise of their remaining A-4 Preferred Shares and A-4 Warrant options under the Pequot/Constellation Purchase Agreement, on June 29, 2005 we sold to Pequot and Constellation (i) 1,538,461 shares of Series A-4 Preferred Stock and (ii) Series A-4 Warrants to purchase 307,692 shares of our common stock for $4,999,998.50 and on July 7, 2005 we sold to

Pequot and Constellation (i) 1,230,769 shares of Series A-4 Preferred Stock and (ii) Series A-4 Warrants to purchase 246,152 shares of our common stock for $3,999,999.26. No further shares of Series A-4 Preferred Stock or Series A-4 Warrants are issuable under the Pequot/Constellation Purchase Agreement. None of the Series A-4 Warrants sold to Pequot or Constellation have been exercised.

On November 22, 2005 we amended the Pequot/Constellation Purchase Agreement to provide for the obligation of Pequot and Constellation to purchase and the Company to sell up to $10,000,000 of the Series A-5 Preferred Stock and detachable warrants to purchase 450,000 shares of our common stock at an exercise price of $4.06 per share (the “Series A-5 Warrants”). On November 23, 2005, we sold to Pequot and Constellation 3,076,923 shares of such Series A-5 Preferred Stock and Series A-5 Warrants to purchase up to 450,000 shares of our common stock for an aggregate purchase price of $10,000,000. No further shares of Series A-5 Preferred Stock or Series A-5 Warrants are issuable under the Pequot/Constellation Purchase Agreement. We have filed Registration Statements registering for resale shares of our common stock issuable upon conversion of the Series A-4 Preferred Stock, the Series A-5 Preferred Stock and the Series A-4 Warrants.

Our shareholders have previously approved the issuance and conversion of the Series A-5 Preferred Stock at the June 23, 2005 special shareholders meeting, however, as the Series A-5 Warrants were only added the Pequot/Constellation Purchase Agreement in the November 22, 2005 amendment thereto, the Series A-5 Warrants were not yet contemplated on June 23, 2005 and therefore, the shareholders were not asked to approve the exercise of the Series A-5 Warrants at the June 23, 2005 special shareholders meeting

Our common stock is listed on the Nasdaq Stock Market (“Nasdaq”). Rule 4350(i)(D) of the Marketplace Rules of Nasdaq require that a company whose stock is listed on Nasdaq obtain shareholder approval for the sale, issuance or potential issuance of common stock, or securities convertible into its common stock, equal to 20% or more of its common stock or 20% or more of the voting power outstanding before the issuance, for less than the greater of book or market value of the stock. While the Series A-5 Warrants allow only for the purchase up to 450,000 shares of our common stock, which represents 1% of our common stock outstanding, the issuance of the Series A-5 Warrants, as they are part of the Pequot/Constellation Purchase Agreement for Nasdaq purposes are aggregated with the other Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-4 Warrants previously issued pursuant to the Pequot/Constellation Purchase Agreement.

As the Series A-5 Warrants have not yet been approved by our shareholders, the Series A-5 Warrants will remain non-exercisable until holders of a majority of our Voting Stock approve the exercise. After such shareholder approval, the holders of the Series A-5 Warrants will be able to exercise the purchase rights represented by the Series A-5 Warrants at any time. We are also obligated to file a registration statement in connection with the 450,000 shares of our common stock issuable upon conversion of the Series A-5 Warrants within 60 days following shareholder approval.

Pequot and Constellation who collectively held a majority of the Company’s voting stock as of November 23, 2005, entered in a Voting Agreement, signed as of November 23, 2005 pursuant to which they agreed to vote or cause to be voted, all securities of the Company that they own or over which they have voting control, in favor of the issuance and the exercise of the Series A-5 Warrants.

Terms of the Series A-5 Warrants

The Series A-5 Warrants expire on November 23, 2009. The holders of the Series A-5 Warrants can exercise the purchase rights represented by the Series A-5 Warrants at any time following shareholder approval. Cashless exercise is permitted. The purchase price per share at which the Series A-5 Warrant holder can purchase our common stock is $4.06 per share.

Series A-5 Warrants Transaction Documents

In addition to the Purchase Agreement, in connection with the Series A-5 Warrants shareholders should consider terms of the following documents before voting for or against the exercise of the Series A-5 Warrants:

•	the Voting Agreement; and

•	the Amended and Restated Registration Rights Agreement.

Terms of the Voting Agreement

Pequot and Constellation who collectively held a majority of the Company’s voting stock as of November 23, 2005, entered in a Voting Agreement, signed as of November 23, 2005 pursuant to which they agreed to vote or cause to be voted, all securities of the Company that they own or over which they have voting control, in favor of the issuance and the exercise of the Series A-5 Warrants.

Terms of the Registration Rights Agreement

In connection with the amendment to the Pequot/Constellation Purchase Agreement entered into on November 22, 2005, we entered into Amendment No. 1 to the Amended and Restated Registration Rights Agreement among the Company, Steven Rothman, Howard Pavony, Pequot and Constellation whereby we agreed to file a registration statement in connection with the 450,000 shares of our common stock issuable upon conversion of the Series A-5 Warrants within 60 days following shareholder approval.

Accounting Treatment

In connection with the issuance of the Series A-5 Warrants on November 23, 2005, the Company assigned and credited $1,292,000 to additional paid in capital for the fair value of the Series A-5 Warrants. The value attributed to the Series A-5 Warrants was determined by an independent third-party valuation utilizing the Black-Scholes Option Pricing Model.

Consideration and Use of Proceeds from the Series A-5 Warrants

 A portion of funds obtained from the sale of the Series A-5 Preferred Stock and the Series A-5 Warrants was used to pay the cash portion of the consideration for the acquisition of Nexl, Inc. in December 2005. We anticipate that the remaining amounts from the Series A-5 Preferred Stock and the Series A-5 Warrants will be used to continue to acquire other businesses in furtherance of our growth through acquisition strategy, as well as for working capital needs.

Certain Risks Associated with the Series A-5 Warrants

Dilution

There will be minimal dilutive effect from the issuance of the Series A-5 Warrants. The Series A-5 Warrants can be exercised for 450,000 shares of our common stock, which as of the date of the proxy constitutes 1% of our outstanding common stock and a small percentage of stock already held by our two major shareholders, Pequot and Constellation.

Background to Our Independent Directors Committee Approval of the Series A-5 Warrants

The Original Pequot/Constellation Purchase Agreement

In September 2004, our Board of Directors formed a special committee consisting only of directors who are neither members of the management nor associated with Pequot or Constellation to consider, review and provide guidance and oversight regarding transactions or other situations in which other board members, who are either members of management or employees of Pequot or Constellation, have interests that may be in addition to, or different from, the interests of shareholders in general (the “Independent Directors Committee”). The members of the Independent Directors Committee are William Lerner, Al Nashman and Arnold Wasserman.

Prior to entering into the Pequot/Constellation Purchase Agreement, Pequot already owned a majority of our Voting Stock and as certain incumbent directors were affiliates or employees of Pequot at that time, and certain incumbent directors are employees and officers of the Company, our Board delegated the consideration and approval of the Pequot/Constellation Purchase Agreement to the Independent Directors Committee. The Independent Directors Committee reviewed the terms of the Pequot/Constellation Purchase Agreement and engaged Libra Securities, LLC (“Libra Securities”)to deliver an opinion to the Independent Directors Committee as to the fairness, from a financial point of view, to the Company of the aggregate consideration to be received pursuant to the Pequot/Constellation Purchase Agreement. The Independent Directors Committee retained Libra Securities based upon Libra Securities’ reputation, experience and expertise in the valuation of businesses and securities in connection with recapitalizations and similar transactions. Libra Securities delivered a written opinion addressed to the Independent Directors Committee which provided that, subject to the assumptions and limitations set forth therein, as of December 6, 2004 the aggregate consideration to be paid by Pequot and Constellation pursuant to the Pequot/Constellation Purchase Agreement was fair, from a financial point of view, to the Company. The Independent Directors Committee concluded that the terms of the transactions contemplated by the

Pequot/Constellation Purchase Agreement were fair, from a financial point of view, to the Company and the consummation of the transactions contemplated by the Pequot/Constellation Purchase Agreement was in the best interests of our Company and shareholders. Accordingly, the Independent Directors Committee unanimously approved the transactions contemplated by the original Pequot/Constellation Purchase Agreement.

The Series A-5 Warrants

Under the terms of the original Pequot/Constellation Purchase Agreement, Pequot and Constellation had, among other rights, the option (the “Series A-5 Option”) to purchase from the Company at any time, but in no event later than December 10, 2005, 4,615,384 shares of Series A-5 Preferred Stock. The Series A-5 Option did not include any right to acquire warrants to purchase shares of common stock of the Company.

On August 16, 2005, the Company entered into an agreement (the “Nexl Agreement”) to acquire Nexl, Inc. (the “Nexl Acquisition”). The Company expected the Nexl Acquisition to be partially financed by a loan (the "NEBF Loan") of $25 million with Columbia Partners, L.L.C. Investment Management, in its capacity as agent and authorized representative of the National Electrical Benefit Fund (the "Lender"). A condition to the completion of the NEBF Loan was that the Company obtain an additional $10 million of equity financing. Although the Company was in discussions with both Pequot and Constellation about additional equity financing in the form of Series A-5 Preferred Stock, there was no obligation at that time by either Pequot or Constellation to exercise their option to purchase any of the Series A-5 Preferred Stock. These discussions included a proposal that the Company provide warrant coverage in the form of the Series A-5 Warrants in connection with any additional Series A-5 Preferred Stock. funding, and in exchange the Company would receive a firm commitment from Pequot and Constellation to fund $10 million of Series A-5 Preferred Stock.(the “Series A-5 Amendment”).

With respect to the Series A-5 Warrants and the Series A-5 Amendment, as certain incumbent directors were affiliates or employees of Pequot and Constellation, and certain incumbent directors were employees and officers of the Company, our Board again delegated the consideration and approval of the Series A-5 Warrants and the Series A-5 Amendment to the Independent Directors Committee. The Independent Directors Committee reviewed the terms of the Series A-5 Warrants and the Series A-5 Amendment and engaged Libra Securities to provide to the Independent Directors Committee a presentation detailing the terms of comparable preferred stock financings by other issuers. The presentation was informational in nature and did not constitute an analysis of, or a fairness opinion with respect to, the financing pursuant to which the Series A-5 Warrants were issued. The presentation and the fairness opinion of Libra Securities described above were each intended solely for the use of the Independent Directors Committee and neither constituted a recommendation to any shareholder, and should not be relied upon by any shareholder, as to how such shareholder should vote or as to any other action to be taken with respect to the Series A-5 Warrants, the Company’s financings by Pequot and Constellation generally or any other matter.

The Independent Directors Committee concluded that the terms of the transactions contemplated by the Series A-5 Warrants and the Series A-5 Amendment were fair, from a financial point of view, to the Company and the consummation of the transactions contemplated by the Series A-5 Amendment was in the best interests of our Company and shareholders. Accordingly, the Independent Directors Committee unanimously approved the transactions contemplated by the Series A-5 Amendment.

Information About Pequot

Pequot Fund is a private equity fund formed in 2000. Its general partner is a Delaware limited liability company. Pequot Fund’s investment objective is to invest in equity and equity-related investments in public and private companies in dynamic market sectors that are typically 12 to 24 months away from broad market acceptance, irrespective of the company’s ownership profile. The fund focuses primarily on companies in the hardware, software and services, healthcare and defense markets.

Pequot Partners is a private equity fund formed in 2000. Its general partner is a Delaware limited liability company. Pequot Partner’s investment objective is to invest in equity and equity-related investments in public and private companies in dynamic market sectors that are typically 12 to 24 months away from broad market acceptance, irrespective of the company’s ownership profile. The fund focuses primarily on companies in the hardware, software and services, healthcare and defense markets.

Gerald Poch, the Chairman of our Board of Directors is also the Managing Director of Pequot Capital Management, Inc. Richard Heitzmann, a Director of our Company and a member of our Compensation Committee is also a Senior Vice President of Pequot Capital Management, Inc.

Information About Constellation

Constellation Venture is a Delaware limited partnership. The principal business of Constellation Venture is that of a private investment partnership. The general partner of Constellation Venture is Constellation Ventures Management II, LLC. The principal business and principal office address of Constellation Venture is 383 Madison Avenue, 28th Floor, New York, New York 10179.

Constellation Offshore is a Cayman Islands limited partnership. The principal business of Constellation Offshore is that of a private investment partnership. The general partner of Constellation Offshore is Constellation Ventures Management II, LLC. The principal business and principal office address of Constellation Offshore is 383 Madison Avenue, 28th Floor, New York, New York 10179.

BSC is a Delaware limited partnership. The principal business of BSC is that of a private investment partnership. The general partners of BSC are Constellation Ventures Management II, LLC and Bear Stearns Merchant Capital II, L.P. (“BSMC”). The principal business of BSMC is that of a private investment partnership. The principal business and principal office address of BSC and BSMC is 383 Madison Avenue, New York, New York 10179.

CVC is a Delaware limited liability Corporation. The principal business of CVC is that of a private investment limited liability corporation. The managing member of CVC is The Bear Stearns Companies Inc. (“BSCI”). The principal business of BSCI is that of a securities broker-dealer. The principal business and principal office address of CVC and BSCI is 383 Madison Avenue, New York, New York 10179.

Bear Stearns Asset Management Inc. is a New York corporation. The principal business of Bear Stearns Asset Management Inc. is that of a registered investment advisor. The principal business and principal office address of Bear Stearns Asset Management Inc. is 383 Madison Avenue, New York, New York 10179. The executive officers and directors of Bear Stearns Asset Management Inc. are citizens of the United States.

Constellation Ventures Management II, LLC is a Delaware limited liability corporation. The principal business of Constellation Ventures Management II, LLC is that of a private investment limited liability corporation. The managing member of Constellation Ventures Management II, LLC is Bear Stearns Asset Management Inc. The principal business and principal office address of Constellation Ventures Management II, LLC is 383 Madison Avenue, 28th Floor, New York, New York 10179.

Thomas Wasserman who was appointed to our Board of Directors in 2005 is also a Vice President of Constellation Venture.

Interest of Certain Persons in Approval of Proposal Number 2

In considering the recommendation of the Independent Directors Committee with respect to the approval of the exercise of the Series A-5 Warrants, shareholders should be aware that certain incumbent directors, Gerald A. Poch and Richard Heitzmann, are the Managing Director and Senior Vice President of Pequot Capital Management, Inc., respectively and Thomas Wasserman is a Vice President of Constellation Venture. Because they have interests in the approval of the Series A-5 Warrants that may be in addition to, or different from, the interests of shareholders in general, they did not participate in the portion of any Board of Directors meetings and abstained from voting on all matters relating to the Series A-5 Warrants. On November10, 2005, the Independent Directors Committee unanimously approved the issuance of the Series A-5 Warrants pursuant to its delegated authority from the Board of Directors.

Reason for Approval of Proposal Number 2

One of our key strategies is to pursue growth through acquisitions. We plan to selectively acquire companies that complement and enhance our existing businesses. We continue to examine potential acquisition targets that we believe would add substantial incremental earnings to our operating results. To fund our acquisitions, we may need to obtain additional financing through the sale of equity and debt securities. The Series A-4 and A-5 Preferred Stock financing provided us the capital we needed to consummate the acquisitions, of Vector ESP, Inc. and Nexl, Inc. and may provide us with the additional ready capital to help fund future acquisitions.

As the 450,000 shares of our common stock issuable upon the exercise of the Series A-5 Warrants are aggregated with the Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-4 Warrants previously issued pursuant to the Pequot/Constellation Purchase for Nasdaq purposes, which will result in an increase in our outstanding common stock of more than 20% we are seeking shareholder approval in accordance with Nasdaq Marketplace Rule 4350(i)(D).

Effects of a Failure to Approve the Exercise of the Series A-5 Warrants

Shareholders holding an aggregate of approximately 63% of our Voting Stock have agreed to vote in favor of Proposals Number 2, thereby assuring a majority of the votes required to approve such proposals.

Required Vote

Approval of Proposal Number 2 requires the affirmative vote of the holders of a majority of our shares of Voting Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Independent Directors Committee

The Independent Directors Committee unanimously recommends a vote FOR Proposal Number 2.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, if a shareholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of shareholders, it must be received at 1200 High Ridge Road, Connecticut 06905, attention: Secretary, not later than [●], 2007. To avoid controversy, shareholders should submit proposals by means that permit them to prove the date of delivery.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

If a shareholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act the SEC rules permit management to vote proxies in its discretion if we:

•
receive notice of the proposal before the close of business on [●], 2007 and advise shareholders in our proxy statement for next year’s annual meeting about the nature of the matter and how our management intends to vote on such matter, or

•	do not receive notice of the proposal prior to the close of business on [●], 2007.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by applicable law, only one copy of this Proxy Statement and annual report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Proxy Statement or the Company’s annual report.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and/or the Company’s annual report to any shareholder residing at an address to which only one copy of either such document was mailed. Requests for additional copies should be directed to our General Counsel, John F. Kohler, at our corporate offices, 1200 High Ridge Road, Stamford, Connecticut 06905 or by telephone at (203) 975-3700.

Shareholders who share an address can request the delivery of separate copies of future Proxy Statements or the Company’s annual report upon written request which should be directed to our General Counsel, John F. Kohler, at our corporate offices, 1200 High Ridge Road, Stamford, Connecticut 06905 or by telephone at (203) 975-3700.

Shareholders who share an address can request the delivery of a single copy of this Proxy Statement or a single copy of the Company’s annual report upon written request. Such request should be directed to our General Counsel, John F. Kohler, at our corporate offices, 1200 High Ridge Road, Stamford, Connecticut 06905 or by telephone at (203)975-3700.

AVAILABLE INFORMATION

This Proxy Statement is being mailed to our shareholders together with a copy of our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2006. Additional copies of the Form 10-K/A, as well as copies of our other periodic reports filed under the Securities Exchange Act of 1934, as amended, may be obtained without charge upon written request to our Secretary, at 1200 High Ridge Road, Stamford, Connecticut 06905.

By Order of the Board of Directors,

John F. Kohler
Corporate Secretary

Stamford, Connecticut
[●], 2006

MTM TECHNOLOGIES INC.

This proxy is being solicited on behalf of the Board of Directors of the Corporation. The board recommends a vote FOR each of named director-nominees, and the Independent Directors Committee recommends a vote FOR matter number 2.

The undersigned hereby appoints Francis J. Alfano, and John F. Kohler, or any one of them, attorneys and proxies with full power of substitution in each of them, in the name and stead of the undersigned, to vote as proxy all the shares of the undersigned in MTM Technologies, Inc., a New York corporation (the “Corporation”), at the 2006 Annual Meeting of Shareholders of the Corporation, scheduled to be held on December 14, 2006, and any adjournments or postponements thereof, as follows:

1.    Election of the following nominees to the Board of Directors of the Corporation:

*   Gerald A. Poch,
*   Francis J. Alfano,
*   Arnold J. Wasserman,
*   Richard R. Heitzmann,
*   William Lerner
*   Alvin E. Nashman, and
*   Thomas Wasserman

[   ]   FOR the nominees listed above
[   ]   WITHHOLD authority to vote for all nominees
[   ]   Withhold authority to vote for the following individual nominees:

[Print Name(s)]

2.    Approve the Exercise of the Series A-5 Warrants:

[   ]  FOR                         [   ]  AGAINST                         [   ]  ABSTAIN

3.    Upon such other business as may properly come before the meeting or any adjournment thereof.

[   ]  FOR                         [   ]  AGAINST                         [   ]  ABSTAIN

THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY THE PROXIES, OR EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ABOVE-LISTED DIRECTOR-NOMINEES AND FOR MATTER NUMBER 2, AND 3, AS SET FORTH ON THE REVERSE HEREOF. RECEIPT OF THE CORPORATION’S PROXY STATEMENT, DATED [●], IS HEREBY ACKNOWLEDGED.

Dated:         , 2006

_________________________________________ [L.S]

_________________________________________ [L.S]

(Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN ACCOMPANYING ENVELOPE.